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                                                                    EXHIBIT 99.1

                                                                   Press Release

Credence Investor Relations Contact:        Credence Editorial Contact:
John Detwiler                               Judy Dale
Senior V.P. Finance & CFO                   Director, Marketing Communications
Credence Systems Corporation                Credence Systems Corporation
510.623.4758 or 510.623.5177 fax            510.492.3118 or 510.623.2524 fax
E-mail: john_detwiler@credence.com          E-mail: judy_dale@credence.com



               Credence Offers Unique Integrated Front-to-Back End
                      Test Solution with Acquisition of IMS

     FREMONT, Calif., August 1, 2001---Credence Systems Corporation, a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced that it has completed its acquisition of Oregon-based Integrated Measurement Systems, Inc. (Nasdaq: IMSC) for approximately $155 million in a stock-for-stock transaction. Each share of IMS common stock will be converted into 0.90 shares of Credence common stock. The acquisition will be accounted for as a pooling transaction. The combined company will be the first test equipment vendor to provide a comprehensive suite of integrated test methodology solutions from silicon characterization and validation to high-volume production test.

     Fluence Technology, Inc., a wholly-owned subsidiary of Credence, will be combined with IMS to form a new wholly-owned subsidiary, "Integrated Measurement Systems, Inc. -- a Credence Company." Keith Barnes, chairman and chief executive officer of IMS, will head the new subsidiary as an executive vice president of Credence and president of IMS, and will report to Dr. Graham Siddall, president and chief executive officer of Credence. Dr. Siddall, who also served as chairman of Fluence, will relinquish that office at the completion of the two subsidiaries' merger, and will serve as chairman of the board of the new subsidiary. IMS will continue to be headquartered in Beaverton, Oregon.

                                   - MORE -

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Credence Offers Unique Integrated Front-to-Back End Test Solution with
Acquisition of IMS
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     With the inclusion of IMS, Credence expands its portfolio of technology and products to cover design through to production test, and becomes the only ATE company to offer integrated engineering-to-production test capabilities.
Credence will now be able to offer a complete solution designed to meet the latest key test challenges of its customers.

     "Customers are pushing for an accelerated time-to-volume production and are looking for ways to manage their total cost-of-test through design, engineering and production," said Dr. Siddall. "These trends create opportunities in test markets that Credence and IMS will be able to address because of their presence in both prototype and production test. With this acquisition, we can now provide our customers with testers optimized for the design, validation and production phases and develop a streamlined transition from engineering to production with compatible fixtures, software, and databases. This will offer our customers an innovative test solution that delivers maximum value by reaching from silicon and device validation to high-volume manufacturing."

     Dr. Siddall continued, "There is an ideal strategic fit between Credence and IMS -- the companies have complementary products, customers, and organizations that will allow us to build on each other's strengths. We have strong alignment among the products and technologies in the logic, mixed-signal, memory, and design areas in both companies. There are synergies in technology development that we believe will enhance both companies' product lines. In addition, we look forward to expanding our customer base, as IMS will help Credence better understand the needs of integrated device manufacturers (IDMs), while Credence will help IMS expand its presence within the foundry and subcontractor market of the Asia-Pacific region. Finally, we have geographic proximity in Oregon and our global field offices that will create a stronger worldwide presence for Credence."

     Mr. Barnes added, "I'm extremely pleased to be working with Graham and Credence management to make Credence a greater force in the ATE industry. We are looking forward to incorporating our high-performance, engineering diagnostic technologies with Credence's production-oriented solutions to create a complete, integrated test solution that no other vendor has been able to supply until now. This integration will offer significant compatibility and methodology benefits for our customers resulting in lower test costs and continues our commitment to customer satisfaction and quality."

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Credence Offers Unique Integrated Front-to-Back End Test Solution with
Acquisition of IMS
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Forward-Looking Statements

     This release may contain statements that are forward looking and involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, the Company's ability to successfully integrate acquisitions, economic and currency instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company's ability to complete the development of its new products, product mix, overhead absorption, cyclicality and downturns in the semiconductor industry, continued dependence on "turns" orders to achieve revenue objectives, the timing of new technology, product introductions, the risk of early obsolescence and the Company's ability to control expenses (including the ability to identify and successfully institute additional cost-saving measures).

     Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

About Credence

     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the worldwide semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and non-volatile memory semiconductors.

     Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and ownership requirements of its customers. Headquartered in

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Credence Offers Unique Integrated Front-to-Back End Test Solution with
Acquisition of IMS
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Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

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Credence is a registered trademark, and Credence Systems is a trademark, of
Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.